Exhibit 4.3

STOCK PURCHASE AGREEMENT

TiVo Inc.
2160 Gold Street
Alviso, CA 95002
USA

Ladies & Gentlemen:

The undersigned, Thomson Multimedia S.A., a company organized and existing under the laws of France (the “Investor”), hereby confirms its agreement with you as follows:

1.  This Stock Purchase Agreement (this “Agreement”) is made as of July 1, 2002 between TiVo Inc., a Delaware corporation (the “Company”), and the Investor.

2.  The Company has authorized the sale and issuance of 379,843 shares (the “Shares”) of Common Stock, $.001 par value per share (the “Common Stock”) of the Company, to the Investor in a private placement.

3.  Pursuant to the terms of the Co-operation Agreement, executed by the Company and the Investor on September 30, 2000 (the “Cooperation Agreement”), as amended by the Amendment to Cooperation Agreement, executed by the Company and the Investor on July 1, 2002 (the “Amendment Agreement”), the Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the Shares pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by reference as if fully set forth herein. Pursuant to the terms of the Amendment Agreement, the issuance and sale of the Shares hereby shall be in satisfaction of the Company’s obligation to pay $1,500,000 pursuant to the Q1 2002 Subsidy invoice and the Q2 2002 Subsidy invoice issued under the Amendment Agreement (the “Subsidy Invoice”). Unless otherwise requested by the Investor, certificates representing the shares purchased by the Investor will be registered in the Investor’s name and address as set forth below.

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

THOMSON MULTIMEDIA S.A., as “Investor”

By:	/s/ ENRIQUE RODRIGUEZ
Print Name: Title:	Enrique Rodriguez EVP Broadband Access
Address: 46, Quai Alphonse Le Gallo 92100 Boulogne France Contact name: Telephone:

AGREED AND ACCEPTED: TIVO INC.

/s/ MATTHEW ZINN
By: Title:	Matthew Zinn Vice President and General Counsel

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF SHARES

1.  Authorization and Sale of the Shares.    The Company has authorized the sale of the Shares subject to the terms and conditions of this Agreement.

2.  Agreement to Sell and Purchase the Shares; Subscription Date.    At the Closing (as defined in Section 3), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions hereinafter set forth, the Shares in satisfaction of the Company’s obligation to pay $1,500,000 pursuant to the Subsidy Invoice.

3.  Delivery of the Shares at Closing.    The completion of the purchase and sale of the Shares (the “Closing”) shall occur at the offices of Latham & Watkins, 505 Montgomery Street, San Francisco, California 94111 as soon as practicable on the date agreed by the parties hereto, but in no event later than five business days following the execution of this Agreement, or on such later date or at such different location as the parties shall agree in writing, but in any event not prior to the date that the conditions for Closing set forth below have been satisfied or waived by the appropriate party (the “Closing Date”).

Promptly after the Closing, the Company shall deliver to the Investor one or more stock certificates registered in the name of the Investor, representing the Shares and bearing an appropriate legend referring to the fact that the Shares were sold in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 4(2) thereof and Rule 506 thereunder. The Company’s obligation to complete the purchase and sale of the Shares and deliver such stock certificate(s) to the Investor at the Closing shall be subject to the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing. The Investor’s obligation to accept delivery of such stock certificate(s) shall be subject to the condition that the representations and warranties made by the Company herein are accurate in all material respects and that the Company has fulfilled, in all material respects, all undertakings to be fulfilled prior to the Closing.

4.  Representations, Warranties and Covenants of the Company.    Except as otherwise described in the Company’s quarterly and annual reports on Forms 10-Q and 10-K, in the Company’s definitive proxy statement on Form 14A and in the Company’s current reports on Form 8-K as filed by the Company with the Securities and Exchange Commission (the “SEC”) in fiscal year 2002 (the “SEC Documents”), which qualify the following representations and warranties in their entirety, the Company hereby represents and warrants to, and covenants with, the Investor, as follows:

4.1  Organization.    The Company is duly incorporated and validly existing in good standing under the laws of the jurisdiction of its organization. The Company has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business and where the failure to be so qualified would have a material adverse effect upon the business, financial condition, properties or operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

4.2  Due Authorization.    The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and this Agreement has been duly authorized and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by the Investor) constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except (i) as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (ii) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, and (iii) as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3  Non-Contravention.    The execution and delivery of this Agreement, the issuance and sale of the Shares to be sold by the Company under this Agreement, the fulfillment of the terms of this Agreement and the consummation of the transactions contemplated hereby will not (A) conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, (i) any material bond, debenture, note or other evidence of indebtedness, or any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company is a party or by which it or its property is bound, where such conflict, violation or default is likely to result in a Material Adverse Effect, (ii) the charter, by-laws or other organizational documents of the Company, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon the Company or its property, where such conflict, violation or default is likely to result in a Material Adverse Effect, or (B) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which it is bound or to which any of the property or assets of the Company is subject. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States is required for the execution and delivery of this Agreement and the valid issuance and sale of the Shares, other than such as have been made or obtained, and except for any securities filings required to be made under federal or state securities laws.

4.4  Capitalization.    Except (a) for any shares, options, or shares issuable upon exercise of options issued pursuant to employee benefit plans disclosed in the SEC Documents or (b) as disclosed on Schedule 4.4(a) hereof, the capitalization of the Company is as described in all material respects in the SEC Documents. The Shares have been duly authorized, and when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable. The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in the SEC Documents, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party and relating to the issuance or sale of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options. Except as disclosed in the SEC Documents, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party. Notwithstanding the foregoing, the Company may in the future issue and/or register with the SEC securities, including additional shares of Common Stock, as opportunities arise or the Company deems appropriate.

4.5  Legal Proceedings.    There is no material legal or governmental proceeding pending to which the Company is a party or of which the business or property of the Company is subject that is not disclosed in the Company’s SEC Documents.

4.6  No Violations.    The Company is not in violation of its charter, bylaws or other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, or is in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in the performance of any material bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company is a party or by which the Company is bound or by which the property of the Company is bound, which would be reasonably likely to have a Material Adverse Effect.

4.7  Governmental Permits, Etc.    The Company has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company as currently conducted except where the failure to currently possess such franchises, licenses, certificates and other authorizations could not reasonably be expected to have a Material Adverse Effect.

4.8  Intellectual Property.    (i) The Company owns or possesses adequate rights to use all patents,

patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, copyrights or other information (collectively, “Intellectual Property”) which are necessary to conduct its businesses as now or as proposed to be conducted by it as described in the SEC Documents, except where the failure to currently own or possess would not have a Material Adverse Effect, (ii) the Company has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of others with respect to any Intellectual Property which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a Material Adverse Effect, and (iii) to the Company’s knowledge, none of the patent rights owned or licensed by the Company are unenforceable or invalid.

4.9  Financial Statements.    The financial statements of the Company and the related notes contained in the SEC Documents present fairly, in accordance with generally accepted accounting principles, the financial position of the Company as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as disclosed in the SEC Documents and except that unaudited financial statements may not contain all footnotes required by generally accepted accounting principles.

4.10  No Material Adverse Change.    Since April 30, 2002, there has not been any loss or damage (whether or not insured) to the physical property of the Company which has been sustained which has a Material Adverse Effect.

4.11  NASDAQ Compliance.    The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the Nasdaq National Market (the “Nasdaq Stock Market”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Stock Market.

4.12  Foreign Corrupt Practices.    Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or made by any person acting on its behalf and of which the Company is aware in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.13  No Manipulation of Stock.    The Company has not taken and will not, in violation of applicable law, take, any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares.

4.14  Securities Law Compliance.    Assuming the accuracy of the representations and warranties of the Investor in this Agreement, it is not necessary to register the issuance of the Shares to the Investor under the Securities Act. The Company has not (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any public offering of any security of the Company which is or could be integrated with the sale of the Shares or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Shares or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. The Company shall comply with all applicable laws, including the Securities Act, and any applicable state securities laws in connection with the offer and sale of the Shares.

4.15  Accountants.    Arthur Andersen LLP, which has expressed its opinion with respect to the financial statements set forth in the Company’s Annual Report on Form 10-K, were, as of the date of such opinion, independent accountants as required by the Securities Act and the rules and regulations promulgated thereunder (the “Rules and Regulations”).

4.16  Contracts.    The contracts described in the SEC Documents or attached as exhibits thereto that are material to the Company are in full force and effect on the date hereof, and neither the Company nor, to the Company’s knowledge, any other party to such contracts is in breach of or default under any of such contracts which breach or default would have a Material Adverse Effect.

4.17  Taxes.    The Company has filed all necessary federal, state and foreign income and franchise tax returns due prior to the date hereof and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been or might be asserted or threatened against it which could reasonably be expected to have a Material Adverse Effect.

4.18  Investment Company.    The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.19  Insurance.    The Company maintains and will continue to maintain insurance of the types and in the amounts that the Company reasonably believes is adequate for its business, all of which insurance is in full force and effect.

4.20  Reporting Status.    The Company has filed in a timely manner all documents that the Company was required to file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the 12 months preceding the date of this Agreement. The following documents complied in all material respects with the SEC’s requirements as of their respective filing dates, and the information contained therein as of the respective dates thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under where they were made, not misleading:

(a)  The Company’s annual report on Form 10-K for the year ended January 31, 2002, filed on April 3, 2002 (including the items incorporated by reference therein from the Company’s Proxy Statement for its 2002 Annual Meeting of Stockholders filed pursuant to Section 14(a) of the Exchange Act on May 30, 2002, as amended by an Amendment No. 1 thereto filed on June 25, 2002);

(b)  The Company’s quarterly report on Form 10-Q for the quarter ended April 30, 2002, filed on June 14, 2002; and

(c)  The Company’s current reports on Form 8K, filed on February 13, 2002, February 14, 2002, February 22, 2002, March 13, 2002, May 1, 2002, May 15, 2002 (as amended by a Form 8-K/A filed on June 10, 2002), May 31, 2002, 2002 and June 7, 2002.

4.21  Listing.    The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance and listing of the Shares on the Nasdaq Stock Market.

5.  Representations, Warranties and Covenants of the Investor.

5.1  The Investor represents and warrants to, and covenants with, the Company that: (i) the Investor has reviewed the Company’s public filings with the SEC; (ii) the Investor has had an opportunity to ask the Company’s representatives questions regarding the offering and receive answers from the Company; (iii) the Investor has been afforded an opportunity to request from the Company, and to review, all additional information the Investor considered to be necessary to make an informed investment decision with respect to the Shares; (iv) the Investor is an institutional “accredited investor” (as defined in Rule 501(a) (1), (2), (3), or (7) of Regulation D under the Securities Act), a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) and the Investor is also knowledgeable, sophisticated and experienced in making and is qualified to make decisions with respect to, investments in securities presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by comparable companies; (v) by reason of the Investor’s business or financial experience, the Investor is capable of evaluating the merits and risks of an investment in the Shares and of protecting the Investor’s own interests in connection with the transaction; (vi) the Investor has adequate means to provide for the Investor’s financial needs with no expectation of a return on the Investor’s investment, including a complete loss of the investment; (vii) the Investor understands that the Shares have not been registered under the Securities Act and may not be resold unless they are so registered or unless an exemption from registration is available; (viii) the Investor is acquiring the Shares for the Investor’s own account, for investment only and not with a view toward their distribution within the meaning of the Securities Act; (ix) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder. The Investor understands that its acquisition of the Shares has not been registered under the Securities Act, or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Investor’s investment intent as expressed herein.

5.2  The Investor further represents and warrants to, and covenants with, the Company that (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investor herein may be legally unenforceable.

5.3  The Investor hereby covenants with the Company not to make any sale of the Shares without complying with the provisions of this Agreement, including Section 7.2 hereof, and without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied, and the Investor acknowledges that the certificates evidencing the Shares will be imprinted with a legend that prohibits their transfer except in accordance therewith. The Investor acknowledges that there may occasionally be times when the Company, based on the advice of its counsel, determines that it must suspend the use of the Prospectus (as defined in Section 7.1) forming a part of the Registration Statement (as defined in Section 7.1) until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the SEC or until the Company has amended or supplemented such Prospectus.

5.4  The Investor will not, prior to the effectiveness of the Registration Statement, except pursuant to a valid exemption from registration and in compliance with Section 7.2(a)(i) of this Agreement, sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a “Disposition”), the Shares, nor will the Investor engage in any hedging or other transaction which is designed to or could reasonably be expected to lead to or result in a Disposition of Shares by the Investor or any other person or entity. Such prohibited hedging or other transactions would include without limitation effecting any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock of the Company.

5.5  The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

5.6  The Investor acknowledges and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of Shares in any jurisdiction outside the United States where action for that purpose is required. The Investor will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.

5.7  The Investor acknowledges that it understands its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Shares pursuant to the Registration Statement. The Investor agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

6.  Survival of Representations, Warranties and Agreements.    Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the

Investor herein shall survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment _herefore.

7.  Registration of the Shares; Compliance with the Securities Act.

7.1  Registration Procedures and Expenses.    The Company shall:

(a)  subject to receipt of necessary information from the Investor (including written confirmation by the Investor of the number of shares of the Company’s Common Stock owned by the Investor other than the Shares), prepare and file with the SEC, within twenty (20) calendar days after the Closing Date, a registration statement on Form S-3 or other form of registration statement which the Company is eligible to use (the “Registration Statement”) to enable the resale of the Shares by the Investor from time to time through the automated quotation system of the Nasdaq National Market or in privately-negotiated transactions;

(b)  use all reasonable commercial efforts, subject to receipt of necessary information from the Investor, to reduce to a minimum the SEC review period for such Registration Statement, including, but not limited to, by replying as soon as commercially reasonable to any request for information or clarification addressed by the SEC;

(c)  prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus included therein (the “Prospectus”) used in connection therewith as may be necessary to keep the Registration Statement current and effective for a period not exceeding, the earlier of (i) the second anniversary of the Closing Date, (ii) the date on which the Investor may sell all Shares then held by the Investor without restriction by the volume limitations of Rule 144(e) of the Securities Act, or (iii) such time as all Shares purchased by the Investor pursuant to this Agreement have been sold pursuant to a registration statement;

(d)  file documents required of the Company for normal blue sky clearance in states specified in writing by the Investor, provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(e)  bear all expenses in connection with the procedures in paragraph (a) through (d) of this Section 7.1 and the registration of the Shares pursuant to the Registration Statement;

(f)  in the event that the Registration Statement filed with the SEC pursuant to this Agreement is not declared effective by the SEC within ninety (90) calendar days of filing of such Registration Statement (or one hundred twenty (120) calendar days in the event the SEC reviews the Registration Statement), the Company shall pay to the Investor the liquidated damages specified in the Amendment Agreement; and

(g)  advise the Investor, promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose; and it will promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

7.2  Transfer of Shares After Registration; Suspension.

(a)  The Investor agrees that it will not effect any disposition of the Shares or its right to purchase the Shares that would constitute a sale within the meaning of the Securities Act except (i) pursuant to a valid exemption from registration, provided that the Investor provides the Company with an opinion of the Investor’s counsel, which counsel and opinion shall both be satisfactory to the Company, and such other information and documentation as the Company shall reasonably request, or (ii) as contemplated in the Registration Statement and as described below, and that it will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding the Investor or its plan of distribution.

(b)  Except in the event that paragraph (c) below applies, the Company shall (i) if deemed necessary by the Company, prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide the Investor copies of any documents filed pursuant to Section 7.2(b)(i); and (iii) use its commercially reasonable efforts to secure the effectiveness of any such post-effective amendment as promptly as practicable and will promptly notify the Investor pursuant to Section 7.2(b)(i) hereof when the amendment has become effective.

(c)  Subject to paragraph (d) below, in the event (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) of any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; then the Company shall deliver a certificate in writing to the Investor (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, the Investor will refrain from selling any Shares pursuant to the Registration Statement (a “Suspension”) until the Investor’s receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. In the event of any Suspension, the Company will use its reasonable efforts to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable after the delivery of a Suspension Notice to the Investor.

(d)  Provided that a Suspension is not then in effect the Investor may sell Shares under the Registration Statement, provided that it arranges for delivery of a current Prospectus to the transferee of such Shares. Upon receipt of a request therefore, the Company has agreed to provide an adequate number of current Prospectuses to the Investor and to supply copies to any other parties requiring such Prospectuses.

(e)  In the event of a sale of Shares by the Investor, the Investor shall (i) cause the delivery to and receipt of the original stock certificate and irrevocable stock power with original medallion signature (in the form of Exhibit A) to the transfer agent with copies to the Company and Latham & Watkins, counsel to the Company; (ii) cause the delivery to and receipt of the original signed instruction letter with original medallion signature to the transfer agent, with copies to the Company and Latham & Watkins, requesting that the shares be transferred, providing the name, address and taxpayer’s identification number of the transferee, providing instructions for how the shares should be delivered to the transferee, and stating that the shares have been sold pursuant to the Prospectus contained in the Registration Statement and in the manner described under the caption “Plan of Distribution” in the Prospectus and that such sale complies with all applicable securities laws, including, without limitation, the prospectus delivery requirements of the Securities Act; (iii) cause the delivery to and receipt of the original broker’s letter to the transfer agent (in the form of Exhibit B), with copies to the Company and Latham & Watkins, confirming compliance with the Securities Act prospectus delivery requirements; and (iv) cause the delivery to and receipt by the transfer agent, with copies to the Company and Latham & Watkins, of a Secretary’s certificate of the Investor with original medallion signature, dated within 6 months and signed by an officer other than the signatory of the stock power and instruction letter, certifying the accuracy, completeness and validity of attached copies of corporate resolutions of the Investor stating that such signatory has the authority to sign the stock power.

7.3  Indemnification.    For the purpose of this Section 7.3:

(i)  the term “Registration Statement” shall include any final Prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 7.1; and

(ii)  the term “untrue statement” shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(a)  The Company agrees to indemnify and hold harmless the Investor (and each person, if any, who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any losses, claims, damages or liabilities to which the Investor (or such controlling person) may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon any untrue statement of a material fact contained in the Registration Statement, and the Company will reimburse the Investor (or such controlling person) for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, or preparing to defend any such action, proceeding or claim, provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for use in preparation of the Registration Statement or the failure of the Investor to comply with its covenants and agreements contained in Sections 5.3 or 7.2 hereof respecting sale of the Shares or any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Investor prior to the pertinent sale or sales by the Investor.

(b)  The Investor agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) any failure to comply with the covenants and agreements contained in Section 5.3 or 7.2 hereof respecting sale of the Shares, or (ii) any untrue statement of a material fact contained in the Registration Statement if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of the Investor specifically for use in preparation of the Registration Statement, and the Investor will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

(c)  Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 7.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 7.3 (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action) or from any liability otherwise than under this Section 7.3. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

(d)  If the indemnification provided for in this Section 7.3 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Investor on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or an Investor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and the Investor agrees that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Investor shall be required to contribute any amount in excess of the amount by which the net amount received by the Investor from the sale of the Shares to which such loss relates exceeds the amount of any damages which such Investor has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.4  Termination of Conditions and Obligations.    The conditions precedent imposed by Section 5 or this Section 7 upon the transferability of the Shares shall cease and terminate as to any particular number of the Shares when such Shares shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Shares or at such time as an opinion of counsel, which counsel and opinion shall both be satisfactory to the Company, shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

8.  Notices.    All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, (iv) if delivered by facsimile, upon electric confirmation of receipt and shall be delivered as addressed as follows or to such other address or addresses as may have been furnished to the Investor in writing:

(a)  if to the Company, to:

TiVo Inc.
2160 Gold Street
Alviso, California 95002
USA
Attn: Chief Financial Officer
Attn: General Counsel
Phone: (408) 519-9119
Telecopy: (408) 519-5333

(b)  with a copy mailed to:

Latham & Watkins

505 Montgomery Street, Suite 1900
Attn: Laura L. Gabriel
Attn: Keith Benson
Phone: (415) 391-0600
Telecopy: (415) 395-8095

(c)  if to the Investor, at its address on the signature page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

9.  Changes.    This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

10.  Headings.    The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

11.  Severability.    In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.  Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without giving effect to the principles of conflicts of law.

13.  Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

Exhibit A

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does (do) hereby sell, assign and transfer to

Social Security or Taxpayer’s Identification NB

                     shares of                      common stock represented by Certificate(s) No(s)                          inclusive, standing in the name of the undersigned on the books of said Company.

Please complete, if applicable

The undersigned does (do) hereby irrevocably constitute and appoint                      attorney to transfer the said stock, as the case may be, on the books of said Company, with full power of substitution in the premises.

Dated:	X

IMPORTANT—READ CAREFULLY

The signature(s) to this Power must correspond with the name(s) as written upon the face of the certificate(s) or bond(s) in every particular without alteration or enlargement or any change whatever. Medallion Signature guarantee should be made by a member or member organization of the New York Stock Exchange, members of other Exchanges having signatures on file with transfer agent or by a commercial bank or trust company having its principal office or correspondent in the City of New York.

Exhibit B

, 200

Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55057
USA
Attention: Corbin B. Connell

Re:  Sale of Shares of TiVo Inc.

Dear :

Please be advised that we sold          shares of TiVo Inc., common stock, on (see below), for Thomson Multimedia S.A. pursuant to the resale Registration Statement on Form S-3 (Registration No. 333-                ). The prospectus delivery requirements as required by the Securities and Exchange Commission, have been met at the time of sale.

We request that you contact the transfer agent with instructions to transfer the securities free of all restrictions as soon as possible and forward a copy of your instructions to the undersigned. Should you have any questions regarding this matter, please contact the undersigned.

Thank you for your assistance in this matter.

Very truly yours,

By:
[Broker]

Cc:  TiVo Inc.
        2160 Gold Street
        Alviso, CA 95002
        USA
        Attention: Chief Financial Officer
        Attention: General Counsel

        Latham & Watkins
        505 Montgomery Street, Suite 1900
        San Francisco, CA 94111
        USA
        Attention: Laura L. Gabriel, Esq.
        Attention: Keith Benson, Esq.

Trade Dates:

SCHEDULE 4.4(A)

On July 1, 2002, the Company issued 633,072 shares of Common Stock to Britsh Sky Broadcasting Limited pursuant to a Stock Purchase Agreement, dated as of July 1, 2002, between the Company and British Sky Broadcasting Limited.